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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                  MAY 20, 1997


                                MAIL-WELL, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

            0-26692                             84-1250533
     (Commission File Number)      (IRS Employer Identification Number)

                  23 INVERNESS WAY EAST, ENGLEWOOD, CO  80112
             (Address of principal executive offices)   (Zip Code)

                                  303-790-8023
              (Registrant's telephone number, including area code)

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ITEM 5.  OTHER EVENTS.


                 MAIL-WELL TO ISSUE THREE FOR TWO STOCK SPLIT

ENGLEWOOD, CO -- The board of directors of Mail-Well, Inc. (NYSE: MWL) have declared a 3-for-2 stock split payable June 5, 1997, to shareholders of record on June 2, 1997. Following the stock split, the Company will have approximately
18.75 million shares outstanding.

"We are responding to the greater interest in Mail-Well, particularly at the retail level," said Gerald F. Mahoney, Chairman and Chief Executive Officer. "The 3-for-2 stock split will increase the shares available and expand the marketability of Mail-Well stock. This increased stock liquidity should help enhance shareholder value."

Mahoney added, "The Company is continuing the strategic programs implemented in 1996 in the areas of cost reductions, acquisitions and market leadership. Our earnings outlook remains strong for the remainder of 1997."

The board authorized the split after shareholders approved doubling the Company's authorized common stock from 15 million shares to 30 million shares at the May 7, 1997, annual meeting. Shareholders also approved changing the Company's state of incorporation from Delaware to Colorado. The change in the state of incorporation gives Mail-Well tax savings and other advantages.

Mail-Well, which specializes in customized envelopes and high-impact color printing, is one of the largest and the fastest-growing printers in North America. The Company operates more than 50 printing plants and numerous sales offices throughout North America.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized


                                                Mail-Well, Inc.
                                                ---------------
                                                  (Registrant)


                                                /s/  Gerald F. Mahoney
                                                ----------------------
                                                  Chairman and CEO

Date:  May 20, 1997